Shareholders' Agreement



among

1.   Mr Uwe Neben, resident in Holzhauser Str. 12, 34233 Fuldatal-Wilhelmshausen
2.   Mr Eckhard Neben, resident inWeederstr. 43, 37073 Gottingen
3.   Mr Axel Bernigshausen, resident in Greifswalder Str. 27, 37120 Bovenden
4.   Mr Karl-Friedrich Kaupp, resident in Waiblinger Str. 115, 71384 Weinstadt
5.   Mr Georg Kiefer, resident in Donnersbergstr. 7, 67117 Limburgerhof
6.   Mrs Annemarie Kiefer, resident in Donnersbergstr. 7, 67117 Limburgerhof
7.   Cybernet Internet-Services International, Inc. Delaware,

The parties 1 through 3 hereinafter are collectively referred to as the "Managers". The parties 1 through 6 are collectively referred to as the "Old Shareholders". The party under 7 hereinafter is referred to as "Cybernet".


                                Preliminary note

The Old Shareholders are the owners of all shares of i-business GmbH (hereinafter referred to as the "Company", which has its registered office in Gottingen, is registered in the trade register of the local court of Gottingen, under HRB 3092. Via the merger agreement of June 28, 2000 (Document No.:
1100/2000 of the notary public Alfons Biermeier in Stuttgart) Bernigshausen & Neben OHG which has its registered office in Gottingen and is registered in the trade register of the local court of Gottingen, under HRAA 3237, was merged with the Company as the entity taking over.

The Old Shareholders intend to convert the Company into a corporation "B&N Software AG" and to continue the operations of Bernigshausen und Neben OHG in the form of a corporation.

The Old Shareholders seek to finance growth with the intention of promoting the growth of the Company in a manner that makes a listing on the stock exchange in 2001 seem realistic.

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                                                                               2


As required under the Shareholders' Agreement Cybernet is prepared to provide a 25% participation in the Company amounting to EUR 3,067,600 in the form of equity capital. Until this Shareholders' Agreement becomes effective, in any case no later than June 30, 2001, Cybernet, in a separate contract, will provide the Company a loan of EUR 1,000,000. The loan shall bear 6% interest per year until December 31, 2000, 12% per year after January 1, 2001. The loan amount reduces the issue amount which Cybernet has to provide to the shares signed by Cybernet under this Shareholders' Agreement in the amount of EUR 3,067,500. Cybernet upon the issue of shares will transfer the loan amount of EUR 1,000,000.00 to the voluntary reserves of the Company.

Concurrently, the Managers grant Cybernet the option to acquire 2.33% of each Manager's shares in the Company.

Economically, Cybernet's intention to participate is based on the expectation that the Company in the business year 2000 realized a total turnover of no more than DM 6 million and a total turnover of approximately DM 14 million in the business year 2001, although the parties are aware that these figures have the character of a forecast as far as the business years from 2001 are concerned.

With regard to this participation Cybernet relies on the information about the Company and its economic situation it received from the Managers during the preparatory talks.

To realize their goals the parties in a trusting cooperation will perform a transaction which includes the following major steps:

1. The Old Shareholders will convert the Company into a corporation based on the statutes attached in Annex 1

2. Respecting the independence of the supervisory board of the corporation as required under German Stock Corporation Law, the parties shall make efforts to ensure that the supervisory board establishes the rules of procedure for the managing board attached as Annex 2 establishing for themselves the rules of procedure for the supervisory board attached as Annex 3.

3. The Managers shall conclude the employment contracts for the members of the managing board with the corporation as attached in Annex 4.

4. This Shareholders' Agreement is subject to a condition precedent and takes effect, if:

     a) the above merger of Bernigshausen & Neben OHG with the Company is entered into the trade register

     b) the conversion of the Company has been entered into the trade register and

     c) the Company made a decision to raise its capital stock according to Annex 5.

5.   This  Shareholders'   Agreement  expires,   unless  cancelled  with  mutual
     agreement, at the time the shares of the Company are offered on the stock exchange.

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                                                                               3

                                       I.
                       Capital increases and stock options

1. Based on the financial statements of the corporation for the year ending December 31, 2000, the intention is to perform a capital increase from Company funds during the first 8 months of the business year 2001 amounting to approximately EUR 3,000,000.

2. With respect to any further capital increases Cybernet is entitled to stock option rights, except for a capital increase which creates the capital stock to be issued when the Company's shares are offered on the stock exchange and where Cybernet is not entitled to stock option rights.

3. The parties among themselves are mutually committed to exercise their right to vote in general meetings in conformity with the above commitments. The parties reserve the right to take exception from the above capital agreements with mutual agreement. Any invalidity of form of the agreements made in these paragraphs regarding the capital increase shall not affect the validity of the other provisions of this agreement.


                                       II.
                   Concentration of entrepreneurial activities

1.   The   Managers   commit   themselves   vis-a-vis   Cybernet  to  focus  all
     entrepreneurial activities on the Company as long as the Managers and Cybernet or the parties from 4 to 6 have an participation in the Company, and particularly to establish no other trading companies themselves or via third parties during this period or to acquire a participation in such companies themselves or via third parties unless the general meeting of shareholders of the Company expressly agreed to it.

2. Every Manager is entitled to participate in quoted companies for investment purposes up to 1% of their relevant capital, if these companies are not competitors of the Company.

3. The Managers warrant vis-a-vis Cybernet that at the time of concluding this Shareholders' Agreement they themselves have no participations that would fall under section 1, if they were established after conclusion of this Agreement. The participation of the Managers in e-vertical GmbH (future name: pedion medical AG) of 5% in total is known to Cybernet and is expressly authorized by Cybernet.

4. Where one of the Managers violates the commitments from the paragraphs 1 and 2 or the warranty from paragraph 3, Cybernet is entitled to demand that the Manager, beside discontinuing his other entrepreneurial activities, provide compensation in such a way that the Manager positions the Company in a way it would be positioned, had the Manager refrained from engaging in the other entrepreneurial activities. Cybernet in particular may demand in such a case that the Manager transfer to the Company all entrepreneurial activities which he directly or indirectly carries or carried out himself or via third parties or trading companies in which he participated himself or via third parties.


                                      III.
                  Dispositions concerning shares of the Company

1. For dispositions concerning shares and subscription rights of the Company to become valid the approval of Cybernet and of the participants 5. and 6 is required. Dispositions of the participants 5. and 6. until December 31, 2000 are admissible even without the approval of the participants 5. and 6. The participants under 1. through 3. may violate a disposition of Cybernet for cause, a good cause being in particular where Cybernet intends to sell to a competitor of the Company or where a stock exchange listing is substantially impaired.

2. The provision under 1 applies also to the fiduciary dispositions and the granting of sub-participations in shares or subscription rights of the Company.

3. Each Manager is entitled to transfer, once or several times, shares of a total of 3.33% of the equity capital of the Company, even without the approval of Cybernet and the participants 5. and 6., with the goal of improving the creation of value of the Company to friendly enterprises, participation companies, investors or other persons from the entrepreneurial environment of the Company.


                                       IV.
                            Invention during service

The Managers hereby grant the Company an exclusive and free right of use which is not restricted in terms of time and space for all works created during their employment and/or free employee relationship to works already created or to be created in the future and capable of protection under copyright law for all known kinds of use. The Company thereafter is particularly entitled, without further approval from the Managers, to change, process or rearrange the works concerned and to multiply, publish, distribute or use them in any other way in the original or in a changed, adapted or rearranged form and to transfer the rights of use fully or partially to third parties. The granting of the right continues unchanged also after termination of the employment or the free employee relationship and is paid both during and after termination of the employment or free employee relationship in the form of a regular Manager remuneration.

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                                                                               5


                                       V.
                                   Warranties

1. The Managers and, where expressly stated, the Old Shareholders too, as joint and severally liable debtors guarantee vis-a-vis Cybernet, by way of an independent guaranty promise, that the following guaranties, unless stated otherwise, are correct at the time of signing this Shareholders' Agreement (on the assumption of the retroactively effective merger January 1, 2000):

     a)   The Company is a properly established company with limited liability.

     b) Annex 6 contains the financial statements of the Company and of Bernigshausen & Neben OHG for the year ending December 31, 1999. The financial statements were established under German commercial law with due regard to the principles of proper accounting, the constancy of preparation of balance sheets and assessment activity and the principle of care and convey a picture that corresponds to the actual situation in terms of the proprietary, financial and profit situation of the Company.

     c) The Old Shareholders are the legal owners of all shares of the Company. These shares are free from the rights of third parties. Particularly there are no rights or preemption rights resulting from the statutes. And there are no trust relationships concerning the shares except for those indicated in Annex 6a.

     d) Annex 7 is a true and complete list of all rental, leasing and similar agreements concluded by the Company and which give rise to the annual payment commitment of more than EUR 50,000 in an individual case annually.

     e) Annex 8 is a correct and complete list of all software products, patents, brands and other industrial property rights the Company is entitled to and of all agreements with third partners concerning such software products, patents or other commercial property laws. Furthermore, Annex 8 contains all licensing agreements (active and passive) which refer to such software products, commercial property rights or know-how.

     f) Annex 9 contains a correct and complete list of all distribution, representation, consulting and cooperation agreements (active and passive) of the Company.

     g) Annex 10 contains a correct and complete list of all major contracts concerning the purchase of goods and products and orders given to third parties the purpose of which is the purchase of assets of more than EUR 50,000.00 by the Company in an individual case.

     h) The Company granted no guaranty to its customers which exceeded the customary guaranties to customers.

     i) Annex 11 contains a correct and complete list of all service agreements based on which the Company owes the provision of service
          and  maintenance   jobs

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                                                                               6


          vis-a-vis its customers (e.g. agreements concerning the support, upgrades and updates).

     j) Annex 12 contains a correct and complete list of all staff members of the Company including the important data of their occupation (annual salary, management bonus, commencement of employment, length of notice to terminate the contract of employment, details of prohibitions to compete and holiday entitlements). Annex 12 further lists all plant agreements (between employer and works council) that are applicable to the staff members. Annex 12 finally contains an overview of all pension entitlements of the employees of the Company and all Company pension schemes.

     k)   The  Company   signed  no  control,   profit-transfer   or  management
          agreements with third parties.

     l) The Company, besides those shown in Annex 13, used no bank credits and loan or credit contracts with banks, savings banks or other persons or institutions. Nor did the Company enter into any commitments as issuers, drawees or endorsers of bills of exchange and signed no futures or option contracts.

     m) The Company with the exception of the usual reservations of ownership furnished no collateral and issued no sureties, guaranties or letters of comfort to suppliers.

     n) Annex 14 contains a correct and complete list of all court, administrative and arbitration proceedings and all other legal proceedings (active or passive) which have been pending in favour of or against GmbH or have been threatened. The Managers at this point in time do not assume that the initiation of such proceedings has to be reckoned with, except for the legal disputes in connection with those from Annex 14.

     o) Annex 15 contains a correct and complete list of all insurance contracts concluded by the Company.

     p) The operations of the company in its present scope, also under the future company name of B&N Software AG, to the best knowledge and in the fair judgement of the Managers, violate no copyright laws, patents, industrial designs, brands or other commercial property rights of third parties.

     q) The tangible and intangible assets of the Company including the rented objects are in a proper condition and suffice to carry on the operations of the Company in the current scope. The Company in particular has all rights including the program codes/sources in all versions and the total licensing rights to the whole product family. The assets of the Company are essentially free from defects.

     r) The operations of the Company, to the best knowledge and in the fair judgement of the Managers, in their current scope are in full conformity with all public-legal permits and licences and all applicable laws and regulations.

     s) The Company issued all tax returns within the agreed time limit and paid all taxes, public levies and other associated costs punctually when due.

     t) The Company, without Cybernet approval, will exclusively operate within the customary business until the Shareholders' Agreement becomes effective. Cybernet will respond to any written inquiries from the Company within two weeks and refuse a request for approval only for a good cause. Where Cybernet fails to respond within these four weeks, the approval shall be deemed given.

2. Where one of the above guaranties are incorrect or are violated, the Managers shall position Cybernet in the way Cybernet would be positioned had the guaranty been correct or had it not been violated. If Cybernet elects so, this shall be performed by way of a restitution in kind or via a financial compensation. Cybernet may raise any claims resulting from this figure until December 31, 2001. To stay within the deadline, informing the Managers of these claims in writing shall suffice. After receipt of such communication a limitation period of six months will commence.

3. Cybernet may not claim compensation which would exceed the amount of DM 25,000.00.

4. Compensation claims against the Managers resulting from or in connection with this Agreement are restricted to the amount of DM 750,000.00 in total. This liability restriction does not apply to the deliberate conduct of the Managers.


                                       VI.
             Managing board and supervisory board of the corporation

Respecting the independence of the members of the supervisory board, the parties within the legally admissible scope shall see to it that the Managers are appointed as members of the managing board. The employment contracts for the members of the managing board shall have the contents shown in Annex 4. The parties further agree - within the scope permitted under stock corporation law - that two of the Old Shareholders and one person appointed by Cybernet are appointed as members of the supervisory board.

                                      VII.
          Restriction on sale in the event of a stock exchange listing

The parties commit themselves mutually and vis-a-vis the Company, in the event of a stock exchange listing, to accept the relevant sale restrictions (lock-ups) demanded by the relevant stock exchange or of the supporting bank. The parties, at the request of the Company, are committed to issue this commitment also to third parties any time or to repeat it for presentation to third parties based on a special certificate or to confirm it.


                                      VIII.
                             Transfer of information

The Company authorizes Cybernet to give information which the Company has access to as a corporation shareholder to the governmental offices and authorities it is legally required to deliver such information to. Furthermore, Cybernet may publicly announce such information if it is committed to do so due to legal requirements or commitments to governmental authorities which supervise Cybernet.


                                       IX.
           Cancellation of option agreement and preliminary agreements

1. With the registration of the implementation of the capital increase according to Annex 5 in the trade register, the option agreement between the Managers and Cybernet of December 28, 1999, the agreement of April 3, 2000 and the framework agreement of May 24, 2000 shall be deemed finally settled and concluded.

2. The legal consequence of the above item 11 occurs also if Cybernet, within one month from receipt (i) of an authorized transcript of the decision to raise the capital in accordance with Annex 5 and ii) of a subscription slip in accordance with Annex 16 fails to return this subscription slip duly signed and in two copies to the Company and to pay the amount of issue of EUR 2,067.500 into the bank account of the Company indicated in the subscription slip. In this case this Shareholders' Agreement shall also expire.

3. The cooperation-software licensing agreement of December 28, 1999 between Cybernet and Bernigshausen und Neben OHG in any event shall not be affected.

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                                                                               9


                                       X.
                      Cybernet option to acquire another 7%

The Managers are committed to Cybernet until June 30, 2001 to sell to Cybernet at its first request 2 1/3% of its shares in the Company at the nominal value and by paying the amount of EUR 286,323.54 less the nominal value of shares into the reserves of the Company (the same applies based on a participation of Old Shareholders of 75% and of Cybernet of 25%).


                                       XI.
                                Final provisions

1. Cybernet is entitled to transfer the rights to which it is entitled under this Agreement to other companies fully or partially, if these enterprises are connected to Cybernet according to ss.ss. 15 and the following under German Stock Corporation Law.

2. The parties participating in this Shareholders' Agreement commit themselves mutually to impose the duties resulting from this Shareholders' Agreement on any singular successors of theirs in such a way that these singular successors are bound to the commitments from this Shareholders' Agreement in such a way, as if they had entered into these commitments themselves. This applies also to the commitment adopted from this item to impose commitments from this Shareholders' Agreement on any singular successors.

3. For changes and additions to this Shareholders' Agreement to become valid the written form is required unless authentication by a notary public is required. The same applies to any waiver of the written form requirement.

4. The mandatory legal or statutes-related rights of executive bodies of the Company are not to be interfered with by this Shareholders' Agreement. If individual provisions of this Shareholders' Agreement are or become invalid or unenforceable or where this Shareholders' Agreement contains gaps, the validity of the other provisions of this Shareholders' Agreement is not affected. Instead of the invalid, unenforceable or missing provision a valid provision shall be deemed agreed as the parties would have reasonably agreed had they been aware of the invalidity, unenforceability or the missing of the relevant provision at the time of concluding this Shareholders' Agreement. Where a provision of this Shareholders' Agreement is or becomes invalid owing to the scope of services agreed therein, the scope of services as agreed in the provision shall be adapted to the legally admissible standard.

5. This Shareholders' Agreement shall be treated confidentially by the parties.

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                                                                              10


6.   This Agreement is subject to the law of the Federal Republic of Germany.


                             Munich, August 17, 2000



----------------------------
Uwe Neben


----------------------------
Eckhard Neben


----------------------------
Axel Bernigshausen


----------------------------
Karl-Friedrich Kaupp


----------------------------
Georg Kiefer


----------------------------
Annemarie Kiefer


----------------------------
Cybernet Internet Services
International, Inc.